IZEA Reports All-Time Record Revenue in Q2
Revenue up 96% YoY, Adjusted EBITDA Positive in the Quarter
Orlando, Florida (August 15, 2022) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the second quarter ended June 30, 2022.
Q2 2022 Financial Summary Compared to Q2 2021
•Total revenue increased 96% to $12.6 million compared to $6.4 million.
•Managed Services revenue increased 103% to $12.2 million, compared to $6.0 million.
•SaaS Services and other revenue decreased 5.6% to $0.4 million, compared to $0.4 million.
•Total costs and expenses increased 53% to $13.0 million, compared to $8.5 million.
•Net loss was $0.2 million compared to a net loss of $2.1 million.
•Adjusted EBITDA* was $0.3 million, compared to a loss of $1.5 million.
Q2 2022 Operational Highlights
•Awarded first contract wins in Chinese market
•Facilitated multi-million dollar collaboration with metaverse activation
•Recognized by Comparably as a 2022 Best Company for Career Growth and Best Company Leadership
•Named a Top 100 Employer by Orlando Sentinel
* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures.”
Management Commentary
“We are pleased to report the highest quarterly revenue in the history of our company,” said Ted Murphy, IZEA’s Chairman and CEO. “We have been investing in all areas of our business over the past several years, and those investments are reflected in our growth. Topline expansion with meaningful revenue scale is the key to sustainable long-term profits. We still have much work to do on that front, but our progression over the past two years has been significant.”
“While the near term macroeconomic outlook is something we continue to monitor, we believe there is much opportunity for growth in the influencer marketing industry and it is our intent to capture more market share. IZEA has a strong balance sheet and zero long term debt. We intend to use this financial strength to our advantage as we strategically recruit new team members and aggressively pursue competitive wins. While we are seeing others in our space pull back, it is our intent to forge ahead. Our team has been anticipating a thinning of the competitive landscape for some time, and we believe that we are well positioned to take advantage of the market opportunity it presents. In the back half of this year we intend to welcome additional team members in our sales organization and will be launching new platforms to support our customers.”
Q2 2022 Financial Results
Total revenue in the second quarter of 2022 increased 96% to $12.6 million, compared to $6.4 million in the second quarter of 2021, with revenue from Managed Services increasing by 103% to $12.2 million in the second quarter of 2022, compared to the second quarter of 2021 and revenue from SaaS Services decreased by 5.6% to $400,395 in the second quarter of 2022 compared to the second quarter of 2021.
Revenue from Managed Services more than doubled to a record $12.2 million in the second quarter of 2022, on the strength of revenue from one large customer contract which comprised approximately 85% of the increase from the prior year, approximately $2 million of which were catch-up revenues associated with prior quarters’ production delays. The balance of the increase is due to deliveries from continued strong sequential quarterly bookings; demand for Managed Services continues to remain strong as new and existing customers continue to shift marketing spending toward influencer marketing campaigns.
Revenue from SaaS Services decreased by $23,738 or 5.6% in the second quarter of 2022. Licensee counts on all platforms declined 7% in the second quarter of 2022 over the prior year. License fee revenue was 3% below the prior-year quarter while Marketplace Spend fees declined 26% to $52,124 in Q2 2022, compared to $70,381 in Q2 2021. Gross billings (a key metric, as defined below) for SaaS Services were relatively flat during both comparative periods indicating that the decline in SaaS revenue was primarily due to lower average fees.

Cost of revenue exclusive of amortization was $7.2 million in Q2 2022, or 57% of revenue, compared to $3.2 million, or 50% in the prior-year quarter, higher primarily due to higher cost deliveries on one large customer contract, which made up approximately 41% of current quarter revenues, as well as by the overall increase in revenue from other new and existing customers.
Costs and expenses other than the cost of revenue totaled $5.8 million for Q2 2022, $0.5 million or 9% above the comparative quarter. Sales and marketing costs were $2.3 million during the quarter, 1% lower than the comparative quarter as additional headcount and related payroll costs were offset by reduced selling commissions which vary with lower bookings and other spending reductions in the current quarter. General and administrative costs totaled $3.4 million during the quarter, $0.7 million or 27% above the prior-year quarter, due primarily to higher compensation and contractor costs to support operations and IT investments.
Net loss in the second quarter of 2022 was $169,890, or $0.00 per share, as compared to a net loss of $158,405, or $0.00 per share in the second quarter of 2021, based on 62.1 million and 61.4 million average shares outstanding, respectively.
Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled $0.3 million in the second quarter of 2022, compared with $(1.5) million in the comparative period, increasing $1.7 million due primarily to higher net income and lower depreciation expense in the latter period. Adjusted EBITDA as a percentage of revenue in the second quarter of 2022 was 2% compared to a loss of 23% in the second quarter of 2021.
As of June 30, 2022, our cash and investments totaled $70.3 million. The company has no long-term debt.
Conference Call
IZEA will hold a conference call to discuss its second quarter 2022 results on Monday, August 15, 2022, at 5:00 p.m. EDT. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.
Date: Monday, August 15, 2022
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Please call the conference telephone number five (5) minutes prior to the start time. An operator will register your name and organization. A call replay will be available after 8:00 p.m. EDT on the same day through Monday, August 22, 2022, at 11:59 p.m. EDT.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13731292

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive a measurable return on investment.
Use of Key Metrics and Non-GAAP Financial Measures
We define gross billings, a key metric, as the total dollar value of the amounts earned from our customers for the services we performed or the amounts billed to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Marketplace Spend are the amounts of our reported revenue plus the cost of payments we made to third-party creators providing the content or sponsorship services, which are netted against revenue for generally accepted accounting principles in the United States (“GAAP”) reporting purposes. Gross billings for all other revenue types equals the revenue reported in our consolidated statements of operations.
Managed Services bookings measure all sales orders received during a period less cancellations received or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustment.
Managed Services bookings is useful information as they reflect the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.
"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate gross billings, bookings, and Adjusted EBITDA in the same manner. These metrics, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is presented in the financial tables included in this press release.
Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law..
Press Contact
Toni-Ann Burke
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$11,347,070	$75,433,295
Accounts receivable, net	7,578,983	7,599,103
Prepaid expenses	2,879,569	2,257,382
Short term investments	33,069,694	—
Other current assets	17,976	100,522
Total current assets	54,893,292	85,390,302

Property and equipment, net	92,067	155,185
Goodwill	4,016,722	4,016,722
Intangible assets, net	72,536	213,263
Software development costs, net	1,085,177	1,019,600
Long term investments	25,854,040	—
Total assets	$86,013,834	$90,795,072

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,801,973	$2,086,892
Accrued expenses	2,421,462	2,502,882
Contract liabilities	9,531,237	11,338,095
Current portion of notes payable	31,068	—
Total current liabilities	13,785,740	15,927,869

Finance obligation, less current portion	—	10,420
Notes payable, less current portion	—	31,648
Total liabilities	13,785,740	15,969,937

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 62,206,467 and 62,044,883, respectively, issued, and outstanding	6,221	6,205
Additional paid-in capital	148,769,056	148,452,498
Accumulated deficit	(76,279,701)	(73,633,568)
Accumulated other comprehensive income	(267,482)	—
Total stockholders’ equity	72,228,094	74,825,135

Total liabilities and stockholders’ equity	$86,013,834	$90,795,072

IZEA Worldwide, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$12,577,011	$6,416,451	$21,467,347	$11,944,617

Costs and expenses:
Cost of revenue	7,211,922	3,208,690	12,391,646	5,666,475
Sales and marketing	2,289,769	2,302,869	4,810,112	4,381,192
General and administrative	3,378,988	2,659,578	6,881,423	5,194,725
Depreciation and amortization	138,492	363,924	277,321	729,453
Total costs and expenses	13,019,171	8,535,061	24,360,502	15,971,845

Loss from operations	(442,160)	(2,118,610)	(2,893,155)	(4,027,228)

Other income (expense):
Interest expense	(815)	(8,739)	(1,780)	(22,532)
Other income (expense), net	273,085	1,968,944	248,802	1,998,418
Total other income (expense), net	272,270	1,960,205	247,022	1,975,886

Net Loss	$(169,890)	$(158,405)	$(2,646,133)	$(2,051,342)

Other comprehensive income
Unrealized (gain)/loss on securities held	267,482	—	267,482	—
Total other comprehensive income	267,482	—	267,482	—

Total comprehensive income/loss	$(437,372)	$(158,405)	$(2,913,615)	$(2,051,342)

Weighted average common shares outstanding – basic and diluted	62,206,467	61,386,913	62,158,650	58,874,526
Basic and diluted loss per common share	$—	$—	$(0.04)	$(0.03)

Revenue Details:

	Three Months Ended June 30,
	2022		2021		$ Change	% Change
Managed Services Revenue	$12,176,616	96.8%	$5,992,318	93.4%	$6,184,298	103.2%

Marketplace Spend Fees	52,124	0.4%	70,381	1.1%	(18,257)	(25.9)%
License Fees	335,928	2.7%	344,843	5.4%	(8,915)	(2.6)%
Other Fees	12,343	0.1%	8,909	0.1%	3,434	38.5%
SaaS Services Revenue	400,395	3.2%	424,133	6.6%	(23,738)	(5.6)%

Total Revenue	$12,577,011	100.0%	$6,416,451	100.0%	$6,160,560	96.0%

	Six Months Ended June 30,
	2022		2021		$ Change	% Change
Managed Services Revenue	$20,549,072	95.7%	$11,027,311	92.3%	$9,521,761	86.3%

Marketplace Spend Fees	106,224	0.5%	168,752	1.4%	(62,528)	(37.1)%
License Fees	710,369	3.3%	727,884	6.1%	(17,515)	(2.4)%
Other Fees	101,682	0.5%	20,670	0.2%	81,012	391.9%
SaaS Services Revenue	918,275	4.3%	917,306	7.7%	969	0.1%

Total Revenue	$21,467,347	100.0%	$11,944,617	100.0%	$9,522,730	79.7%

IZEA Worldwide, Inc.
Gross Billings

Gross billings by revenue type:

	Three Months Ended June 30,
	2022		2021		$ Change	% Change
Managed Services Gross Billings	$12,176,616	91.2%	$5,992,318	83.5%	$6,184,298	103.2%

Marketplace Spend Fees	833,235	6.2%	833,648	11.6%	(413)	—%
License Fees	335,928	2.5%	344,843	4.8%	(8,915)	(2.6)%
Other Fees	12,343	0.1%	8,909	0.1%	3,434	38.5%
SaaS Services Gross Billings	1,181,506	8.8%	1,187,400	16.5%	(5,894)	(0.5)%

Total Gross Billings	$13,358,122	100.0%	$7,179,718	100.0%	$6,178,404	86.1%

	Six Months Ended June 30,
	2022		2021		$ Change	% Change
Managed Services Gross Billings	$20,549,072	89.6%	$11,027,311	79.7%	$9,521,761	86.3%

Marketplace Spend Fees	1,580,479	6.9%	2,059,856	14.9%	(479,377)	(23.3)%
License Fees	710,369	3.1%	727,884	5.3%	(17,515)	(2.4)%
Other Fees	101,682	0.4%	20,670	1.1%	81,012	391.9%
SaaS Services Gross Billings	2,392,530	10.4%	2,808,410	20.3%	(415,880)	(14.8)%

Total Gross Billings	$22,941,602	100.0%	$13,835,721	100.0%	$9,105,881	65.8%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(169,890)	$(158,405)	$(2,646,133)	$(2,051,342)
Gain on the forgiveness of debt	—	(1,927,220)	—	(1,927,220)
Non-cash stock-based compensation	156,706	206,194	273,898	404,180
Non-cash stock issued for payment of services	31,259	37,544	62,482	72,240
Write down of digital assets	77,751	—	140,727	—
Interest expense	815	8,739	1,780	22,532
Depreciation and amortization	138,492	363,924	277,321	729,453
Other non-cash items	19,218	124	18,555	(7,790)
Adjusted EBITDA	$254,351	$(1,469,100)	$(1,871,370)	$(2,757,947)

Revenue	$12,577,011	$6,416,451	$21,467,347	$11,944,617
Adjusted EBITDA as a % of Revenue	2.0%	(22.9)%	(9)%	(23)%